 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	55-0694814
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 989, Bluefield, Virginia	24605-0989
(Address of Principal Executive Offices)	(Zip Code)

2012 Omnibus Equity Compensation Plan

(Full title of the plan)

John M. Mendez, Agent for Service

President and Chief Executive Officer, First Community Bancshares, Inc.

One Community Place, P.O. Box 989 Bluefield, Virginia 24605-0989

(Name and address of agent for service)

(304) 323-6300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-Accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock, par value $1.00 per share Plan	600,000(2)	$14.24	$8,541,000	$978.80

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the highest and lowest quoted selling prices of the Common Stock of First Community Bancshares, Inc. (the “Registrant”) reported on the NASDAQ Global Select Market on August 1, 2012, a date within five business days of the date on which this registration statement was filed.

(2) In addition, pursuant to Rule 416(c), under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of Common Stock which become issuable under the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan by reason of any merger in which the shares are changed or exchanged, stock dividend, stock split, or combination of the Shares, or other similar transaction which in the judgment of the Board of Directors or Committee of the Registrant necessitates an adjustment to prevent dilution of the benefits or potential benefits to be made under the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Employees participating in the 2012 Omnibus Equity Compensation Plan (the “Plan”) may obtain a copy of the Plan or the documents incorporated by reference in Item 3 of Part II below, at no cost, by writing or telephoning First Community Bancshares, Inc. (the “Registrant”) at: One Community Place, Bluefield, Virginia 24605, (276) 326-9000, Attention: Corporate Secretary. These documents are also incorporated by reference in the prospectus.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed on March 2, 2012.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ending March 31, 2012, as filed on May 4, 2012.

(c)	The Registrant’s Current Reports on Form 8-K furnished or filed, as applicable, on January 20, 2012, January 25, 2012, January 27, 2012, March 1, 2012, March 22, 2012; April 13, 2012; April 23, 2012; April 25, 2012, May 10, 2012, May 31, 2012, June 5, 2012, June 11, 2012, as amended on June 14, 2012, July 27, 2012 and July 30, 2012, .

(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Sections 12(b) and 12(g) of the Exchange Act on May 20, 1991.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Nevada General Corporation Law permits a Nevada corporation to indemnify its directors and officers as follows:

78.7502. Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense.

78.751. Authorization required for discretionary indemnification; advancement of expenses; other rights to indemnification and advancement of expenses

1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person's official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director's or officer's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

78.752. Insurance and other financial arrangements against liability of directors, officers, employees and agents

1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such a person against such liability and expenses.

2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a) The creation of a trust fund.

(b) The establishment of a program of self-insurance.

(c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

4. In the absence of fraud:

(a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b) The insurance or other financial arrangement:

(1) Is not void or voidable; and

(2) Does not subject any director approving it to personal liability for his or her action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of title 57 of NRS.

Article Eighth of First Community’s Articles of Incorporation, as amended, provides as follows:

(a) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation unless and only to the extent that an appropriate court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper.

(c) Any indemnification under subsections (a) and (b) of this Article (unless ordered by the court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum constituting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(d) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation as authorized in this section. Such expense incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(e) The corporation may (but need not) purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or expenses incurred by him in any such capacity, or arising out of this status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(f) No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director; (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; (iii) for the payment of any distribution in violation of Nevada Revised Statute 78.300; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, First Community Bancshares, Inc. (“First Community”) and First Community Bank, its wholly-owned banking subsidiary (the “Bank”), entered into individual indemnification agreements with their directors and certain officers. These agreements provide that First Community or the Bank will indemnify their directors and certain officers (the “Indemnitee”) if the Indemnitee is a party (or threatened to be made a party) for any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement (if approved in advance by First Community or the Bank) incurred by an Indemnitee in connection with any civil, criminal, administrative or investigative action if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the bests interests of First Community or the Bank.

With respect to any criminal proceeding, in order to provide indemnification, First Community or the Bank must also have no reasonable cause to believe that Indemnitee’s conduct was unlawful.

With respect to any administrative proceeding or civil action initiated by any federal or state banking agency, before First Community or the Bank may provide indemnification, the Board of First Community or the Bank must determine, in writing, after due investigation and consideration (without any involvement by the Indemnitee), that (i) the Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of First Community or the Bank, (ii) such indemnification payment is consistent with safe and sound banking practice, and (iii) such indemnification payment does not meet the definition of a “prohibited indemnification payment” as defined in the individual indemnification agreements and as may be further defined by the FDIC regulations. The individual indemnification agreements define a “prohibited indemnification payment” as the payment or reimbursement of any civil money penalty or judgment resulting from any administrative or civil action instituted by a federal or state banking agency, or any other liability or legal expense with regard to any administrative proceeding or civil expense instituted by a federal or state banking agency which results in a final order or settlement, pursuant to which the Indemnitee (x) is assessed a civil money penalty; (y) is removed from office or prohibited from participating in the conduct of the affairs of the Bank; or (z) is required to cease and desist from or take any affirmative action described in section 8(b) of the Federal Deposit Insurance Corporation Act.

The individual indemnification agreements also provide that First Community and the Bank will indemnify their directors and certain officers to the fullest extent permitted by law and that the indemnification provisions in the individual agreements are not deemed to be exclusive of any rights to which an Indemnitee may be entitled under First Community’s or the Bank’s Articles of Incorporation, Bylaws, any agreement or vote of stockholders or disinterested directors, applicable state code, and the rules and regulations of the Federal Reserve and the FDIC. In furtherance of the foregoing, First Community maintains directors and officers liability coverage for both First Community and Bank.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description
5.1	Opinion of Bowles Rice McDavid Graff & Love LLP with respect to the securities being registered, including consent.
10.1	2012 Omnibus Equity Compensation Plan (1)
23.1	Consent of Bowles Rice McDavid Graff & Love LLP (included in Exhibit 5.1).
23.2	Consent of Dixon Hughes Goodman LLP.
24.1	Power of Attorney (included in the signature pages to this Registration Statement).

(1) Incorporated into this filing by reference to Appendix B to Registrant’s Definitive Proxy Statement dated March 7, 2012, and filed on March 7, 2012, for First Community Bancshares, Inc., File No. 000-19297.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S–X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bluefield, State of Virginia, on August 3, 2012.

FIRST COMMUNITY BANCSHARES, INC.

By:	/s/ John M. Mendez
John M. Mendez President and Chief Executive Officer

POWER OF ATTORNEY.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Mendez as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the indicated capacities in the City of Bluefield, State of Virginia, on August 3, 2012.

Name	Title	Date

/s/ John M. Mendez	Director and Chief Executive Officer (Principal	August 3, 2012
John M. Mendez	Executive Officer)

/s/ David D. Brown	Chief Financial Officer (Principal Financial	August 3, 2012
David D. Brown	and Accounting Officer)

/s/ Franklin P. Hall	Director	August 3, 2012
Franklin P. Hall

/s/ Richard S. Johnson	Director	August 3, 2012
Richard S. Johnson

/s/ I. Norris Kantor	Director	August 3, 2012
I. Norris Kantor

/s/ Robert E. Perkinson, Jr.	Director	August 3, 2012
Robert E. Perkinson, Jr.

/s/ William P. Stafford	Director	August 3, 2012
William P. Stafford

/s/ William P. Stafford, II	Director	August 3, 2012
William P. Stafford, II

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Bowles Rice McDavid Graff & Love LLP with respect to the securities being registered, including consent.
10.1	2012 Omnibus Equity Compensation Plan (1)
23.1	Consent of Bowles Rice McDavid Graff & Love LLP (included in Exhibit 5.1).
23.2	Consent of Dixon Hughes Goodman LLP.
24.1	Power of Attorney (included in the signature pages to this Registration Statement).